SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Archstone-Smith Trust
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Archstone-Smith Trust
9200 E. Panorama Circle
Englewood, Colorado 80112

NOTICE OF 2002 ANNUAL MEETING OF SHAREHOLDERS:

To Be Held May 21, 2002

To our shareholders:

On behalf of the Board of Trustees, I cordially invite you to attend the 2002 annual meeting of shareholders of Archstone-Smith Trust. This year’s meeting will be held on Tuesday, May 21, 2002, at the Hyatt Regency Tech Center, 7800 E. Tufts Avenue, Denver, Colorado, at 11:00 a.m. (Mountain Time) for the following purposes:

1. To elect three Class I Trustees to serve until the annual meeting of shareholders in 2005 and until their successors are duly elected and qualify; and

2. To transact such other business as properly may come before the meeting and any adjournment or postponement thereof.

The accompanying proxy statement provides further information regarding the business of the meeting.

Shareholders of record at the close of business on April 1, 2002 are entitled to notice of, and to vote at, the meeting.

Your vote is important. Please vote by signing, dating and mailing the enclosed proxy card, or by using a toll-free telephone number or the Internet, in accordance with the instructions on the proxy card. If you are able to attend the meeting, you may revoke your proxy by voting your shares in person. We look forward to seeing you at the meeting.

Caroline Brower
Senior Vice President, General Counsel and Secretary
April 5, 2002

YOUR VOTE IS IMPORTANT.
PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
YOUR PROXY IN THE ENCLOSED ENVELOPE
OR FOLLOW THE INSTRUCTIONS ON THE PROXY CARD TO VOTE BY
TELEPHONE OR THE INTERNET

ARCHSTONE-SMITH TRUST

PROXY STATEMENT
FOR
2002 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 21, 2002

GENERAL INFORMATION

Our Board of Trustees is soliciting proxies to be voted at the 2002 annual meeting of shareholders to be held on Tuesday, May 21, 2002. This proxy statement, which we expect to send to our shareholders on or about April 5, 2002, provides information concerning the use of the proxy and the business to be transacted at the meeting. If you specify a choice with respect to any matter to be acted upon, the proxy holders will vote the common shares of beneficial interest (the “Common Shares”), represented by your proxy in accordance with your specifications. If you sign and return a proxy without specifying choices, the proxy holders will vote the Common Shares represented by your proxy in accordance with the recommendations of the Board.

If you are a registered owner and plan to attend the meeting in person, please detach and retain the admission ticket, which is attached to your proxy card. If you are a beneficial owner whose ownership is registered under another party’s name and you plan to attend the meeting in person, you may obtain an admission ticket in advance by sending a written request, along with proof of ownership, such as a bank or brokerage firm account statement, to: Secretary, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112. Record owners and beneficial owners who do not present admission tickets at the meeting will be admitted upon verification of ownership at the admissions counter at the annual meeting.

Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Archstone-Smith, by delivering to the Secretary of Archstone-Smith a duly executed proxy bearing a later date or by attending the annual meeting and voting in person.

We will bear the cost of soliciting the proxies. In addition to this solicitation by mail, our officers and employees may solicit proxies personally, or by telephone, facsimile transmission or other electronic means. We will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Common Shares held of record by those persons, and we will, upon request of those record holders, reimburse forwarding charges and expenses.

If you share an address with any of our other shareholders, your household might receive only one copy of the annual report and proxy statement. To request individual copies of the annual report and proxy statement for each shareholder in your household, please contact the Investor Relations Department, Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112 (telephone: 1-800-982-9293). We will deliver copies of the annual report and proxy statement promptly following oral or written request. To ask that only one set of the documents be mailed to your household, please contact your broker.

SHARES OUTSTANDING AND VOTE REQUIRED

At the close of business on April 1, 2002, the record date for determination of shareholders entitled to notice of, and to vote at, the meeting, there were 175,077,973 common Shares outstanding. There is no right to cumulative voting. A majority of the outstanding Common Shares represented in person or by proxy will constitute a quorum at the meeting.

Trustees will be elected at the annual meeting by a plurality of the votes cast at the meeting. Votes withheld and broker non-votes will not be counted as votes cast and will have no effect with respect to the election of Trustees. Representatives of our transfer agent will assist us in the tabulation of the votes.

REORGANIZATION OF ARCHSTONE COMMUNITIES TRUST AND MERGER WITH
CHARLES E. SMITH RESIDENTIAL REALTY, INC.

On October 29, 2001, Archstone Communities Trust (“Archstone”) was reorganized into an “umbrella partnership” real estate investment trust, or “UPREIT,” structure (the “Reorganization”). To accomplish this Reorganization, Archstone-Smith Trust (“Archstone-Smith”), then a wholly owned subsidiary of Archstone, created a wholly owned subsidiary. Archstone then merged with the newly created subsidiary with Archstone surviving the merger and becoming our wholly owned subsidiary and continuing under the name “Archstone-Smith Operating Trust.”

In the Reorganization, holders of Archstone common shares of beneficial interest received one Common Share for each Archstone common share issued and outstanding immediately prior to the Reorganization.

On October 31, 2001, Charles E. Smith Residential Realty, Inc. (“Smith Residential”) was merged with us and we were the surviving entity and Charles E. Smith Residential Realty L.P. (“Smith Partnership”) merged with Archstone and Archstone was the surviving entity.

Some of the information contained in this proxy statement relates to Archstone for the periods prior to the Reorganization. For periods following the Reorganization, we refer to Archstone-Smith Operating Trust as the Operating Trust. For periods prior to the Reorganization, we refer to Archstone Communities Trust as Archstone. As used in this proxy, “we,” “us” and “our” refers to Archstone-Smith and the Operating Trust collectively, unless the context otherwise requires.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of April 1, 2002, the beneficial ownership of Common Shares for (a) each person known to us to have been the beneficial owner of more than five percent of the outstanding Common Shares, (b) each of our Trustees, (c) our Chief Executive Officer and our four other most highly compensated executive officers during 2001 as well as W. D. Minami, who would have been one of our four most highly compensated executive officers in 2001 if he had been employed by Archstone or us during all of 2001 (the “Named Executive Officers”) and (d) all our Trustees and executive officers as a group. Unless otherwise indicated in the footnotes, all of such interests are owned directly and the indicated person or entity has sole voting and dispositive power. The following table assumes, for purposes of calculating the number and percent of Common Shares beneficially owned by a person, that (i) all Class A-1 Common Units of the Operating Trust (the “Class A-1 Common Units”) beneficially owned by that person have been redeemed for Common Shares and (ii) all options and convertible, redeemable and exchangeable securities held by that person which are exercisable or convertible, redeemable or exchangeable or will become exercisable or convertible, redeemable or exchangeable prior to May 31, 2002 have been exercised or converted, redeemed or exchanged, but that no options or convertible, redeemable or exchangeable securities held by other persons have been exercised or converted, redeemed or exchanged. The address of each Trustee and officer listed below is c/o Archstone-Smith Trust, 9200 E. Panorama Circle, Suite 400, Englewood, Colorado 80112.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned		Percentage of all Common Shares
Cohen & Steers Capital Management, Inc. 757 Third Avenue New York, NY 10017	10,092,370	(1)	5.76%
James A. Cardwell	43,956	(2)	*
Ernest A. Gerardi	713,967	(3)(4)	*
Ned S. Holmes	23,804	(2)(5)	*
Robert P. Kogod	4,638,870	(3)(6)(7)	2.59%
James H. Polk, III	201,778	(2)(8)	*
John M. Richman	20,500	(2)	*
John C. Schweitzer	64,250	(2)(9)	*
R. Scot Sellers	516,414	(3)(10)(11)	*
Robert H. Smith	4.490,204	(3)(6)(7)	2.50%
Richard A. Banks	178,841	(3)(11)	*
J. Lindsay Freeman	132,687	(3)(11)	*
Dana K. Hamilton	70,477	(3)(11)	*
W. D. Minami	241,976	(3)(12)	*
Charles E. Mueller, Jr	88,359	(3)(11)	*
All Trustees and executive officers as a group (14 persons)	11,426,083		6.18%

* Less	than 1%.
(1)
Information regarding beneficial ownership of Common Shares by Cohen & Steers Capital Management, Inc. is included herein in reliance on an amendment to Schedule 13G filed with the Securities and Exchange Commission (“SEC”) on February 13, 2002. Cohen & Steers has sole voting power with respect to 8,751,984 of the Common Shares reported. Such Common Shares were acquired in the ordinary course of business and were not acquired for the purpose of and do have the effect of changing or influencing control of us.

(2)
Includes for each of Messrs. Cardwell and Schweitzer beneficial ownership of 10,250 Common Shares, for Mr. Holmes beneficial ownership of 6,250 Common Shares, for Mr. Polk beneficial ownership of 2,500 Common Shares and for Mr. Richman beneficial ownership of 8,250 Common Shares, in each case which are issuable upon exercise of options. See “Election of Trustees—Trustee Compensation” below.

(3)
Includes for each of Messrs. Gerardi, Kogod, Sellers, Smith, Banks, Freeman, Mueller and Minami and Ms. Hamilton beneficial ownership of Common Shares which are issuable upon exercise of options, as follows: Mr. Gerardi, 531,965; Mr. Kogod, 642,071; Mr. Sellers, 279,730; Mr. Smith, 642,071; Mr. Banks, 113,726; Mr. Freeman, 117,897; Mr. Mueller, 39,842; Mr. Minami, 197,104 and Ms. Hamilton, 50,862.

(4)	Includes beneficial ownership of 51,350 Common Shares which are issuable upon conversion of Class A-1 Common Units held by Mr. Gerardi and 49,375 Common Shares held by Mr. Gerardi’s spouse.
(5)	Includes 4,000 Common Shares held by family limited partnerships and 5,554 Common Shares held in trust for Mr. Holmes’ children.
(6)
Includes for each of Messrs. Smith and Kogod beneficial ownership of Common Shares which are issuable upon conversion of Class A-1 Common Units as follows: Mr. Smith, 3,607,801 and Mr. Kogod, 3,522,094. Mr. Smith has shared voting power with respect to 3,418,655 of such Class A-1 Common Units and shared dispositive power with respect to 3,418,655 of such Class A-1 Common Units, of the 3,418,655 Class A-1 Common Units for which Mr. Smith shares voting power and dispositive power, 88,887 are owned by Mr. Smith’s spouse and 3,329,768 are owned by Charles E. Smith Management, Inc., of which Mr. Smith is a director and the vice president, secretary and treasurer. Mr. Kogod has shared voting power with respect to

3,398,510 of such Class A-1 Common Units and shared dispositive power with respect to 3,398,510 of such Class A-1 Common Units, of the 3,398,510 Class A-1 Common Units for which Mr. Kogod shares voting power and dispositive power, 68,742 are owned by Mr. Kogod’s spouse and 3,329,768 are owned by Charles E. Smith Management, Inc., of which Mr. Kogod is a director and the president. The Class A-1 Common Units that are owned by Charles E. Smith Management, Inc. are reported twice, once as beneficially owned by Mr. Smith and again as beneficially owned by Mr. Kogod, but are only counted once in the calculation of beneficial ownership of our Trustees and executive officers as a group.

(7)
Includes beneficial ownership of 189,500 Common Shares for Mr. Kogod that are held by the Robert P. and Arlene R. Kogod Family Foundation. Mr. Kogod has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares. Includes beneficial ownership of 189,500 Common Shares for Mr. Smith that are held by the Robert H. Smith Family Foundation. Mr. Smith has shared voting power and shared dispositive power with respect to all 189,500 of such Common Shares.

(8)	Includes 778 Common Shares held in trust for Mr. Polk’s children.
(9)	Includes 6,000 Common Shares held by Mr. Schweitzer’s spouse and 25,000 Common Shares held in Mr. Schweitzer’s Investment Retirement Account.
(10)
Includes 492 Common Shares held by Mr. Sellers’ spouse as her separate property, 850 Common Shares held in custodial accounts for Mr. Sellers’ children, and 525 Common Shares held in Mr. Sellers’ Investment Retirement Account.

(11)
Includes for each of Messrs. Sellers, Banks, Freeman and Mueller and Ms. Hamilton beneficial ownership of Common Shares which are issuable upon settlement of restricted share unit awards, as follows: Mr. Sellers, 160,723; Mr. Banks, 26,589; Mr. Freeman, 14,790; Mr. Mueller, 14,524; and Ms. Hamilton, 7,282.

(12)	Includes beneficial ownership of 8,888 Common Shares which are issuable upon conversion of Class A-1 Common Units held by Mr. Minami.

ELECTION OF TRUSTEES

We have a classified Board consisting of the following nine Trustees: James A. Cardwell; Ernest A. Gerardi, Jr.; Ned S. Holmes; Robert P. Kogod; James H. Polk, III; John M. Richman; John C. Schweitzer; R. Scot Sellers and Robert H. Smith. On October 31, 2002, the Board increased the number of members of the Board to nine in connection with our merger with Smith Residential, at which time Messrs. Gerardi, Kogod and Smith, former members of the Board of Directors of Smith Residential, became members of our Board. Pursuant to a Shareholders Agreement we entered into with Archstone and Messrs. Kogod and Smith, Messrs. Kogod and Smith are to be nominated to the Board of Trustees until 2010 and Mr. Gerardi is to serve as Trustee until his term expires in 2004. See “Certain Relationships and Transactions—Shareholders’ Agreement.”

The Common Shares represented by the accompanying proxy will be voted to elect the three nominees named below as Class I Trustees, unless you indicate otherwise on the proxy. Should any of the nominees named below become unavailable for election, which is not anticipated, the Common Shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. Messrs. Cardwell, Kogod and Polk, if elected, will serve as Class I Trustees until the annual meeting of shareholders in 2005. The Board recommends that shareholders vote FOR the election of each nominee for Trustee.

Nominees
Trustee	Age	Business Experience	Trustee Since
James A. Cardwell (Class I)	70	Chief Executive Officer of Petro Stopping Centers, L.P. (operation of full-service truck stopping centers) and its predecessor since 1975; and Director of El Paso Electric Company and State National Bancshares, Inc.	1980	*

Robert P. Kogod (Class I)	70
Chairman of the Executive Committee of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; from 1964 to 1994, President, Chief Executive Officer and a Director of Charles E. Smith Management, Inc., where he oversaw and directed all phases of the leasing and management of the Smith companies’ office, residential and retail real estate portfolio; affiliated with the Smith companies in various capacities since joining the organization in 1959; formerly, Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc., (ownership, operation and management of commercial office buildings) which in January 2002, became the Charles E. Smith Commercial Realty division of Vornado Realty Trust (“Vornado”); a Trustee of Vornado since January 2002; Mr. Kogod is the brother-in-law of Robert H. Smith, one of our Trustees.
			2001

James A. Polk, III (Class I)	59
Managing Director, Storage Investment Group, LTD., Co. (development and operation of self-storage facilities) since January 1998; Partner, Rust Capital Group, Austin, Texas (venture capital investments) since June 2000; Managing Director of Security Capital Markets Group Incorporated from August 1992 to June 1997 and President from March 1997 to June 1997; affiliated with Archstone-Smith and its predecessors since January 1976 in various capacities, including Trustee, President and Chief Executive Officer; past President and Trustee of National Association of Real Estate Investment Trusts (“NAREIT”); and a member of the Board of Visitors, M.D. Anderson Cancer Hospital, Houston, Texas.
			1976	*

* Includes tenure as trustee of Archstone.

Continuing Trustees

The following persons will continue to hold positions as Trustees:

Ernest A. Gerardi, Jr.—66—Trustee since October 2001; Director of Smith Residential from 1993 to October 2001; President and Chief Operating Officer of Smith Residential from 1993 to February 2000; President and Chief Executive Officer of Smith Residential from February 2000 to July 2001; Chairman of the Board and Chief Executive Officer of Consolidated Engineering Services Inc. since 1994; from 1985 to 1994, a member of the Executive Committee of Charles E. Smith Management, Inc., where he had overall responsibility for day-to-day business operations and long-range planning; from 1985 through 1993, Executive Vice President and Senior Executive Vice President of Charles E. Smith Management, Inc.; prior thereto, Mr. Gerardi was with Arthur Andersen and Co. for 27 years; he also is a member of the American Institute of Certified Public Accountants and the D.C. Institute of Certified Public Accountants, and serves on the Board of Directors of the National Multi Housing Council. Mr. Gerardi is a Class III Trustee and his term as Trustee expires in 2004.

Ned S. Holmes—57—Trustee since 1998 (includes tenure as trustee of Archstone); Director of the former Security Capital Atlantic Incorporated from May 1994 to July 1998; President and Chief Executive Officer of Laing Properties, Inc. since May 1990; Chairman and President of Parkway Investments/Texas Inc., a Houston-based real estate investment and development company which specializes in residential and commercial (office and warehouse) subdivisions, since April 1984; Chairman of the Board of Prosperity Bancshares, Inc.; Chairman of P&O Ports North America, Inc.; Chairman Emeritus of the Port Commission of the Port of Houston Authority; and a Director and former Chairman of Greater Houston Partnership. Mr. Holmes is a Class III Trustee and his term as Trustee expires in 2004.

John M. Richman—74—Trustee since 1998 (includes tenure as trustee of Archstone); Counsel to the law firm of Wachtell, Lipton, Rosen & Katz from January 1990 to October 1996 and from April 1997 to present; former Chairman and CEO of Kraft Foods; Director, Chicago Council on Foreign Relations and Lyric Opera of Chicago; Life Trustee of the Chicago Symphony Orchestra, Evanston Northwestern Healthcare and Northwestern University; Trustee, Norton Museum of Art; retired Director of R.R. Donnelley & Sons Company and served as Acting Chairman and Chief Executive Officer of that company from October 1996 to April 1997; former Director of BankAmerica Corporation, Bank of America National Trust and Savings Association, USX Corporation and Phillip Morris Companies, Inc.; member, The Commercial Club of Chicago. Mr. Richman is a Class II Trustee and his term as Trustee expires in 2003.

John C. Schweitzer—57—Trustee since 1976 (includes tenure as trustee of Archstone); Director of Regency Centers (a national owner, operator and developer of grocery-anchored neighborhood retail centers) since March 1999; Trustee of the former Pacific Retail Trust from June 1997 to February 1999; President, Westgate Corporation (real estate and investments) since 1976; Managing Partner, Campbell Capital Ltd. (real estate and investments) since 1976; Director of Chase Bank of Texas-Austin and KLRU Public Television, Austin, Texas. Mr. Schweitzer is a Class II Trustee and his term as Trustee expires in 2003.

R. Scot Sellers—45—Trustee since 1998 (includes tenure as trustee of Archstone); Chairman and Chief Executive Officer of Archstone-Smith since June 1997, with overall responsibility for Archstone-Smith’s strategic direction, investments and operations; Co-Chairman and Chief Investment Officer of Archstone-Smith from July 1998 to December 1998. From September 1994 to June 1997, Managing Director of Archstone-Smith, where he had overall responsibility for Archstone-Smith’s investment strategy and implementation; Senior Vice President of Archstone-Smith from May 1994 to September 1994; from April 1993 to May 1994, Senior Vice President of a Security Capital affiliate, where he was responsible for portfolio acquisitions from institutional sources. Mr. Sellers is a member of the Executive Committee of the Board of Governors of NAREIT and also is a member of the Executive Committee of the Board of Directors of the National Multi Housing Council. Mr. Sellers is a Class III Trustee and his term as Trustee expires in 2004.

Robert H. Smith—73—Trustee since October 2001; Chairman of the Board of Smith Residential from February 2000 to October 2001; Co-Chairman of the Board and Co-Chief Executive Officer of Smith Residential from 1993 to February 2000; from 1962 to 1999, President, Chief Executive Officer and a Director of Charles E. Smith Construction, Inc. and its predecessor companies, where he directed all phases of development and construction of the Smith companies’ office, retail and residential real estate projects; affiliated with the Smith companies in various capacities since joining the organization in 1950; formerly Co-Chairman of the Board and a Director of Charles E. Smith Commercial Realty, Inc. (ownership, operation and management of commercial office buildings), which in January 2002 became the Charles E. Smith Commercial Realty division of Vornado; a Trustee of Vornado since January 2002; Mr. Smith is the brother-in-law of Archstone-Smith Trustee Robert P. Kogod. Mr. Smith is the brother-in-law of Mr. Robert P. Kogod, one of our Trustees. Mr. Smith is a Class II Trustee and his term as Trustee expires in 2003.

Meetings and Committees

The Board of Trustees held 15 meetings during 2001, which includes meetings of the Board of Archstone prior to the Reorganization.

The Executive and Investment Committee of the Board, currently composed of Messrs. Sellers, Holmes, Kogod, Schweitzer and Smith, has the responsibility to act on behalf of the entire Board between regular Board meetings to the extent permitted by applicable law; review and make recommendations regarding strategic actions; price our securities to be issued; and review and approve proposed investments and property dispositions. During 2001, the Executive and Investment Committee held 7 meetings, which includes the meetings of the Executive and Investment Committee of Archstone prior to the Reorganization. In October 2001, Messrs. Kogod and Smith joined as members of the Executive and Investment Committee.

The Board has a Management Development and Executive Compensation Committee (the “Executive Compensation Committee”), which is currently composed of Messrs. Schweitzer, Richman and Polk. The Executive Compensation Committee reviews and approves our executive compensation arrangements and plans. The Executive Compensation Committee held 18 meetings during 2001, which includes the meetings of the Executive Compensation Committee of Archstone prior to the Reorganization.

The Board has an Audit Committee, currently composed of Messrs. Cardwell, Holmes and Polk, which is responsible for, among other things, recommending to the Board the appointment of independent auditors, reviewing all recommendations of the auditors with respect to accounting methods and internal controls of Archstone, reviewing and approving non-audit services and reviewing the scope of the audits conducted by the auditors. The Board has adopted a written charter that specifies the scope of the Audit Committee’s responsibilities, a copy of which is included as Appendix A to this proxy statement. The Audit Committee held 6 meetings during 2001, which includes the meetings of the Audit Committee of Archstone prior to the Reorganization.

The Board has a Nominating Committee, currently composed of Messrs. Holmes, Cardwell and Richman, which is responsible for making recommendations to the Board on the slate of Trustees to be placed before shareholders for election at each annual meeting, and for identifying and proposing to the Board candidates to fill any Board vacancies. The Nominating Committee held 2 meetings during 2001 to nominate the Trustees to stand for election this year, which includes the meetings of the Nominating Committee prior to the Reorganization. The Nominating Committee does not consider nominees recommended by shareholders.

During 2001, each Trustee attended at least 75% of the total number of meetings of the Board and the total number of meetings of each committee on which he served during the term of his service, except for Mr. Gerardi. During Mr. Gerardi’s two months of service on the Board during 2001, there were only 2 meetings of the Board, 1 which Mr. Gerardi attended and the other was a brief telephone meeting that was convened on short notice, in which Mr. Gerardi was unable to participate.

Trustee Compensation

During 2001, Trustees who were not also our employees (“Outside Trustees”) received an annual retainer of $22,000, meeting fees of $1,000 for each Board meeting attended and $500 for each committee meeting attended. In 2002, the Outside Trustees will receive an annual retainer of $25,000. The Chairman of any committee of the Board also received $3,000 per year per committee chaired. Both the retainers and meeting fees are paid quarterly. Each Outside Trustee may defer compensation to be received under our Deferred Compensation Plan (as discussed below) in which certain of our employees also participate. Trustees are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

Outside Trustees Plan

The purpose of the Archstone-Smith Trust Equity Plan for Outside Trustees (“Outside Trustees Plan”) is to enable the Outside Trustees to increase their ownership in us and thereby increase the alignment of their interests with those of our other shareholders. Commencing in 2002, the Outside Trustees Plan provides for grants of restricted stock units, with one restricted stock unit corresponding to one Common Share. The Outside Trustees will be credited with dividend equivalent units on the restricted stock units. The Outside Trustees also receive dividend equivalent units on option grants made between 1999 and 2001. Dividend equivalent units are also credited on dividend equivalent units. Our Secretary (the “Administrator”) administers the Outside Trustees Plan.

The number of Common Shares reserved for issuance upon vesting or settlement of restricted stock units granted under the Outside Trustees Plan, upon the exercise of options granted under the Outside Trustees Plan prior to 2002 and upon payment of deferred fees (as discussed below) currently is 400,000. In the event of changes to the outstanding Common Shares, such as in the case of certain corporate transactions, the Administrator may make equitable adjustments to the aggregate number of Common Shares available under the Outside Trustees Plan and the shares subject to outstanding awards under the plan to preserve the value of the benefits under the plan. In certain cases, the Administrator may also terminate awards under the Plan, subject to certain limitations with respect to outstanding options.

Beginning in 2002, on the date of each annual meeting of our shareholders each Outside Trustee will be granted 2000 restricted stock units (pro-rated to reflect partial years in the case of any Trustee elected other than at an annual meeting). The restricted stock units will vest at the rate of 25% per year beginning on the first anniversary of the date the restricted stock units are granted subject to accelerated vesting in certain circumstances. The Outside Trustees are credited with dividend equivalent units with respect to the options granted between 1999 and 2001 and with respect to restricted stock units granted under the Outside Trustees Plan. Alternatively, an Outside Trustee may elect to receive a cash payment equal to the dividend equivalent units. This right to elect a cash payment also applies to dividend equivalent units earned on option awards previously made to the Outside Trustees. The dividend equivalent units associated with an award vest in accordance with the vesting schedule applicable to the option or restricted stock unit, as applicable, with respect to which the dividend equivalent unit was awarded.

Dividend equivalent units applicable to options are credited as of each January 1 and generally represent the average of the number of options held as of each record date for dividend payments in the prior year, multiplied by the difference between the average annual dividend yield on Common Shares for the prior year and the average annual dividend yield for the Standard & Poor’s 500 Stock Index for the prior year. Dividend equivalent units applicable to restricted stock units are credited as of January 1 and generally represent the average annual dividend yield on Common Shares for the prior year. Dividend equivalent units applicable to previously earned dividend equivalent units are credited as of January 1 and are based on the number of dividend equivalent units held as of December 31 of the prior year, multiplied by the annual dividend yield on Common Shares for the prior year. All dividend equivalent units are payable in cash. The settlement of restricted stock unit awards and dividend equivalent unit awards under the Outside Trustees Plan may be deferred pursuant to our Deferred Compensation Plan, which is described below.

Deferred Compensation Plan

Under the Deferred Compensation Plan, Outside Trustees may elect to defer payment of their eligible cash fees and settlement of restricted stock units and dividend equivalent units. If an Outside Trustee elects to defer payment of eligible cash fees, the fees can be invested in share units under the Deferred Compensation Plan or in another available investment elected by the Outside Trustee. If the fees are invested in the form of share units, the Outside Trustee’s account under the Deferred Compensation Plan will be credited with additional share units based on the payment of dividends on actual Common Shares. Alternatively, an Outside Trustee may elect to receive a cash payment equal to the dividend equivalent. As of the payment date elected by the Outside Trustee in accordance with the Deferred Compensation Plan, the Outside Trustee will be entitled to receive one Common Share for each share unit credited to his account under the Deferred Compensation Plan. Shares available under the Outside Trustees Plan are used to satisfy this obligation.

If an Outside Trustee elects to defer settlement of restricted stock units and related dividend equivalent units (including dividend equivalent units attributable to options granted under the Outside Trustees plan prior to 2002), the units are invested in units under the Deferred Compensation Plan or, with respect to restricted stock units awarded in 2002 and thereafter, in another available investment elected by the Outside Trustee. If the units remain deferred in the form of units, the Outside Trustee’s account under the Deferred Compensation Plan will be credited with dividend equivalent units based on the payment of dividends on actual Common Shares, pursuant to the formula described above and his account will also be credited with dividend equivalent units on dividend equivalent units that remain deferred under the Deferred Compensation Plan in the form of units. Alternatively, the Outside Trustee may elect to receive a cash payment equal to the dividend equivalent. As of the payment date elected by the Outside Trustee in accordance with the Deferred Compensation Plan, the Outside Trustee will be entitled to receive one Common Share for each unit credited to his account under the Deferred Compensation Plan (other than units attributable to dividend equivalents, which are payable in cash). Shares available under the Outside Trustees Plan are used to satisfy this obligation.

Amounts deferred under the former Archstone Deferred Fee Plan for Trustees were transferred to the Deferred Compensation Plan effective as of January 1, 2002, which plan is described in more detail later in this proxy statement.

EXECUTIVE COMPENSATION

The following table presents the compensation for 2001, 2000 and 1999 paid to our Named Executive Officers.

Name and Principal Position	Year*	Salary ($)	Bonus ($)		Other Annual Compensation ($)(1)	Restricted Share Awards ($)(2)		Common Shares Underlying Options (#) (3)	Shares of Security Capital Class A Common Stock Underlying Options (#)		All Other Compensation ($) (4)
R. Scot Sellers Chairman and Chief Executive Officer	2001 2000 1999	600,000 600,000 600,000	1,751,505 1,125,000 615,000	(7)	— — —	1,000,000 1,000,000 1,500,000	(5) (8) (9)	250,000 250,000 133,032	328 77 —	(6) (6)	13,017 13,943 17,288

Richard A. Banks President—West Division	2001 2000 1999	300,000 240,342 225,000	391,947 340,000 230,000	(7)	— — —	— 124,997 399,996	(10) (11)	45,455 56,853 15,789	— — —		9,993 6,328 10,321

J. Lindsay Freeman President—East Division	2001 2000 1999	300,000 237,759 221,539	900,410 335,000 180,000	(7) (7)	— — —	— 124,997 499,995	(10) (11)	53,030 56,853 10,526	— — —		4,463 6,895 9,191

Dana K. Hamilton Executive Vice President—National Operations	2001 2000 1999	300,000 240,000 165,230	319,614 120,000 69,612		— — —	300,000 200,000 150,000	(12) (13) (11)	60,606 40,609 10,526	— — —		6,569 6,616 6,320

Charles E. Mueller, Jr. Chief Financial Officer	2001 2000 1999	300,000 250,000 180,000	389,915 264,500 195,000	(7)	— — —	300,000 174,995 399,996	(14) (15) (11)	60,606 48,731 18,421	— — —		6,848 7,070 6,221

W. D. Minami President—Charles E. Smith Division	2001 2000 1999	68,000 — —	490,000 — —		— — —	605,000 — —	(16)	58,361 — —	— — —		— — —

*
Includes compensation paid by Archstone-Smith after the Reorganization and Archstone in 1999, 2000 and the period of 2001 prior to the Reorganization. Mr. Minami, who became one of our executive officers on October 31, 2001, is included in this table because he would have been one of the Named Executive Officers had he been employed by Archstone or Archstone-Smith during all of 2001.

(1)	The dollar value of perquisites and other personal benefits did not exceed $50,000 or 10% of the total annual salary and bonus for any of the persons named in the table for 1999, 2000 or 2001.

(2)
At December 31, 2001, the total number of restricted shares held by the persons named (and the value of such restricted shares on such date determined based on the closing price of the Common Shares on the NYSE on such date) are as follows: Mr. Sellers, 216,035 restricted shares ($5,681,720.50); Mr. Banks, 41,234 restricted shares ($1,084,445.20); Mr. Freeman, 27,611 restricted shares ($726,169.30); Ms. Hamilton, 26,606 restricted shares ($699,737.80); Mr. Mueller, 36,809 restricted shares ($968,076.70); and Mr. Minami, 25,000 restricted shares ($657,500.00).

(3)	The recipients of the options awarded in 1999 are credited with dividend equivalent units with those options. See “—Long-Term Incentive Plan”

(4)
For 1999, includes contributions made by Archstone in the following amounts under the 401(k) Savings Plan and the Non-Qualified Savings Plan: Mr. Sellers, $6,400; Mr. Banks, $3,200; Mr. Freeman, $3,200; Ms. Hamilton, $4,485; and Mr. Mueller, $4,480. For 2000, includes contributions made by Archstone in the following amounts under the 401(k) Savings Plan: Mr. Sellers, $1,360; Mr. Banks, $1,360; Mr. Freeman, $3,400; Ms. Hamilton, $3,400; and Mr. Mueller, $3,400 and under the Non-Qualified Savings Plan, $1,600 each for Messrs. Sellers and Mueller and Ms. Hamilton. For 2001, includes, with respect to Messrs. Sellers, Banks and Mueller and Ms. Hamilton, contributions made by Archstone of $3,400 each under the 401(k) Savings Plan and $1,700 each under the Non-Qualified Savings Plan and, with respect to Mr. Freeman, $3,431 contributed by us under the 401(k) Savings Plan. With respect to Messrs. Sellers, Banks and Mueller and Ms. Hamilton, $7,677, $4,341, $1,532 and $1,277, respectively, was included as compensation in 2001 and $10,458, $4,444, $1,569 and $1,307, respectively, was included as compensation in 2000 and $10,564, $6,375, $1,585 and $1,320, respectively, was included as compensation in 1999, in each case as imputed interest income deemed incurred on loans made by Archstone to the Named Executive Officers for the purchase of Common Shares under the share purchase program of the former Archstone 1997 Long-Term Incentive Plan resulting from an interest rate lower than the rate mandated by the Internal Revenue Service.

With respect to Mr. Freeman, $2,241 was included as compensation in 2000 and $5,245 was included as compensation in 1999 as imputed interest income deemed incurred on a loan made by Archstone to Mr. Freeman for the purchase of Common Shares under the share purchase program of the former Archstone 1997 Long-Term Incentive Plan resulting from an interest rate lower than the rate mandated by the Internal Revenue Service. With respect to Mr. Sellers, a portion of the amounts indicated in this column represents the payment of premiums paid by Archstone or Archstone-Smith on a term life insurance policy, $324, $525 and $240 in each of 1999, 2000 and 2001, respectively. With respect to Mr. Banks, a portion of the amounts indicated in this column represents the payment of premiums paid by Archstone or Archstone-Smith on a term life insurance policy, $746, $524 and $552 in each of 1999, 2000 and 2001, respectively. With respect to Mr. Freeman, a portion of the amounts indicated in this column represents the payment of premiums paid by Archstone or Archstone-Smith on a term life insurance policy, $746, $1,254 and $1,032 in each of 1999, 2000 and 2001, respectively. With respect to Ms. Hamilton, a portion of the amounts indicated in this column represents the payment of premiums paid by Archstone or Archstone-Smith on a term life insurance policy, $515, $309 and $192 in each of 1999, 2000 and 2001, respectively. With respect to Mr. Mueller, a portion of the amounts indicated in this column represents the payment of premiums paid by Archstone or Archstone-Smith on a term life insurance policy, $156, $501 and $216 in each of 1999, 2000 and 2001, respectively.

(5)
The amount shown represents an award of 39,362 restricted share units made in June 2001 under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 50% per year in June 2002 and 2003 if Mr. Sellers is employed by us. Mr. Sellers is also credited with dividend equivalent units in connection with these restricted shares. See “—Long-Term Incentive Plan.”

(6)
These options to acquire shares of Security Capital Group Incorporated’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”) were awarded by Security Capital Group Incorporated under its 1991 and 1992 option plans. These options were issued to replace options surrendered by Mr. Sellers to cover tax payment obligations arising from an exercise of options for Class A Common Stock.

(7)
In addition to the bonuses paid by Archstone and us which are reflected in the amounts shown above, AMERITON Properties Incorporated (“Ameriton Properties”) in connection with its bonus pool program paid bonuses directly to Messrs. Banks and Freeman in 2001, in the amounts of $117,854 and $186,133, respectively, and Messrs. Freeman, Mueller and Sellers in 2000, in the amounts of $84,247, $31,515 and $157,574, respectively. The Board has removed Messrs. Sellers and Mueller from participation in the Ameriton Properties bonus program for 2001 and beyond. Mr. Sellers owns a 0.25% economic interest in Ameriton Properties through his 5% managing membership interest in Ameriton Holdings LLC, which owns all of the voting common stock of Ameriton Properties. The Operating Trust owns a 99.75% economic interest in Ameriton Properties directly through its ownership of all of the non-voting common stock of Ameriton Properties, representing 95% of the economic interest in Ameriton Properties, and indirectly though its 95% non-managing member interest in Ameriton Holdings LLC. See “Certain Relationships and Transactions—Ameriton Properties Incorporated.”

(8)
The amount shown represents an award of 44,199 restricted share units made in May 2000 under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 50% per year in May 2001 and 2002. Mr. Sellers is also credited with dividend equivalent units in connection with these restricted shares. See “—Long-Term Incentive Plan”.

(9)
The amount shown represents an award of 68,376 restricted share units made in June 1999 under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vested at a rate of 50% per year in June 2000 and 2001. Mr. Sellers is also credited with dividend equivalent units in connection with these restricted shares. See “—Long-Term Incentive Plan.”

(10)
The amounts shown represent awards of restricted share units made by Archstone in December 2000 as part of a key employee retention program under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest 25% on December 4 of each of the four years 2001 through 2004 that the grantee is employed by Archstone or us. The restricted share units, awarded to Messrs. Banks and Freeman at a share price of $24.625, were with respect to the following number of shares: Mr. Banks, 5,076; and Mr. Freeman, 5,076. Dividend equivalent units are credited in connection with the restricted shares awarded. See “—Long-Term Incentive Plan.”

(11)
The amounts shown represent awards of restricted share units made by Archstone in June 1999 as part of a key employee retention program under the 1997 Long-Term Incentive Plan. The restricted share units vest 20% on December 31 of each of the five years 1999 through 2003 that the grantee is employed by Archstone or us. The restricted share units, awarded to Messrs. Banks, Freeman and Mueller and Ms. Hamilton at a share price of $22.1875, were with respect to the following number of shares: Mr. Freeman, 22,535; Mr. Banks, 18,028; Mr. Mueller, 18,028; and Ms. Hamilton, 6,761. Dividend equivalent units are credited in connection with the restricted shares awarded. See “—Long-Term Incentive Plan.”

(12)
The amount shown represents as award of 11,364 restricted share units made by Archstone-Smith in December 2001 as part of a key employee retention plan under the former 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on December 4 of each of the four years 2002 through 2005 that Ms. Hamilton is employed by us. Dividend equivalent units are credited in connection with these restricted shares. See “—Long-Term Incentive Plan.”

(13)
The amounts shown represents an award of 4,420 restricted share units made by Archstone in May 2000 and 4,061 restricted share units made by Archstone in December 2000, in each case under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units awarded in May vest at a rate of 25% on December 31 of each of the four years 2000 through 2003 that Ms. Hamilton is employed by Archstone or us and the restricted share units awarded in December vest 25% on December 4 of each of the four years 2001 through 2004 that Ms. Hamilton is employed by Archstone or us. Dividend equivalent units are credited in connection with the restricted shares awarded. See “—Long-Term Incentive Plan.” See “—Long-Term Incentive Plan.”

(14)
The amount shown represents an award of 11,364 restricted share units made by Archstone-Smith in December 2001 as part of a key employee retention plan under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on December 4 of each of the four years 2002 through 2005 that Mr. Mueller is employed by us. Dividend equivalent units are credited in connection with these restricted shares. See “—Long-Term Incentive Plan.”

(15)
The amount shown represents an award of 7,417 restricted share units made in July 2000 under the former Archstone 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on December 31 of each of the four years 2000 through 2003 that Mr. Mueller is employed by Archstone or us. Dividend equivalent units are credited in connection with these restricted shares. See “—Long-Term Incentive Plan.”

(15)
The amount shown represents as award of 25,000 restricted share units made by Archstone-Smith in December 2001 as part of a key employee retention plan under the former 1997 Long-Term Incentive Plan. The restricted share units vest at a rate of 25% on October 31 of each of the four years 2002 through 2005 that Mr. Minami is employed by us. Dividend equivalent units are credited in connection with these restricted shares. See “—Long-Term Incentive Plan.”

Option Grants in 2001

During 2001, we granted 1,211,560 options for Common Shares to 136 of our key employees and officers, which includes options for 3,138 common shares that were granted by Archstone prior to the Reorganization. The following table sets forth certain information with respect to individual grants of options to each of the Named Executive Officers:
	Individual Grants
Name	Common Shares Underlying Options Granted (#)(1)	Percent of Total Options Granted to Employees in 2001	Exercise Or Base Price ($/share)	Expiration Date	Grant Date Present Value ($)(2)
R. Scot Sellers	250,000	20.63%	26.40	12/4/11	$409,050
Richard A. Banks	45,455	3.75%	26.40	12/4/11	$73,373
J. Lindsay Freeman	53,030	4.38%	26.40	12/4/11	$86,768
Dana K. Hamilton	60,606	5.00%	26.40	12/4/11	$99,164
Charles E. Mueller, Jr	60,606	5.00%	26.40	12/4/11	$99,164
W. D. Minami	—	—	—	—	—

(1)
These options become exercisable in one-third increments on the first, second and third anniversaries of the date of grant (December 4, 2001), except that such options may be exercised earlier in the event of the optionee’s retirement, disability or death, or upon termination of an optionee’s employment due to a change in control of Archstone-Smith.

(2)
The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model in estimating the value of the options include the following: an expected option life of 5 years; a risk-free interest rate of 4.06%; an expected dividend yield of 6.79%; and expected volatility of 15.67%. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Common Shares over the exercise price on the date the option is exercised. There can be no assurance that the value realized by an optionee will be at or near the value estimated by using the Black-Scholes model, which does not include the valuation of dividend equivalent units.

Option Exercises in 2001 and Year-End Option Values

The following table sets forth certain information concerning the year-end value of unexercised options for our shares owned by the Named Executive Officers.
	Shares Acquired on Exercise (#)	Value Realized ($)	Common Shares Underlying Unexercised Options at Year End (#)		Value of Unexercised In-the-Money Options at Year End ($) (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
R. Scot Sellers	75,977	$315,769	279,730	599,577	$1,392,833	$1,201,744
Richard A. Banks	0	0	113,726	126,525	$503,486	$269,717
J. Lindsay Freeman	0	0	117,897	133,736	$521,308	$262,850
Dana K. Hamilton	0	0	50,862	108,137	$231,640	$148,153
Charles E. Mueller, Jr.	20,396	$85,005	39,842	119,310	$191,829	$191,979
W. D. Minami	0	0	197,104	0	$1,494,599	—

(1)	Based on the December 31, 2001 NYSE closing price of $26.30 per Common Share.

Special Long-Term Incentive Program

The table set forth below identifies the number of performance units awarded under our Special Long-Term Incentive Program to certain of our Named Executive Officers on December 4, 2001. Each of the executive officers named below have the opportunity to earn a number of Common Shares equal to the number of his or her performance units that actually vest at the end of a three-year performance period. The number of performance units that will vest will range from zero to the entire number of performance units awarded to the executive officer. The number of performance units that will vest depends on what our compounded annualized total shareholder return is at the end of the three-year performance period and what percentile our compounded annualized shareholder return over that period puts us in relative to a multifamily peer group index chosen by our Executive Compensation Committee. None of the performance units will vest if our compounded annualized shareholder return is less than 11.0% at the end of the three-year performance period and our compounded annualized shareholder return over that period puts us below the 60th percentile of the multifamily peer group index, all of the performance units will vest if our compounded annualized shareholder return is at least 14% at the end of the three-year performance period and our compounded annualized shareholder return over that period puts us at no less than the 90th percentile of the multifamily peer group index, and a portion of the performance units will vest if our compounded annualized shareholder return at the end of the three-year performance period is between 11.0% and 14.0% and/or our compounded annualized shareholder return over that period puts us at between the 60th and 90th percentiles of the multifamily peer group index. With respect to our chief executive officer, 25% of the performance units awarded to him are contingent upon significant progress being achieved in the implementation of an executive development plan to continue developing the depth and experience of our senior management team, which will be determined by the Executive Compensation Committee’s subjective assessment of the chief executive officer’s performance relative to this goal. At the end of the three-year performance period, the number of performance units that vest will be exchanged for an equal number of Common Shares. Any performance units that do not vest at the end of the three-year performance period will be cancelled. The owners of performance units have no right to vote, receive dividends or transfer the units until Common Shares are issued in exchange for the performance units.

Name	Number of Performance Units (#)(1)	Performance Period
R. Scot Sellers	170,908	12/04/01–12/04/04
Dana K. Hamilton	28,485	12/04/01–12/04/04
W.D. Minami	34,182	12/04/01–12/04/04
Charles E. Mueller, Jr.	39,878	12/04/01–12/04/04

(1)	The performance units that vest will be exchangeable for Common Shares on a one-for-one basis.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

We have not entered into any employment contracts with any Named Executive Officer.

Under our Long-Term Incentive Plan (the “2001 Plan”), if (i) a participant’s employment is terminated by us or our successor or an affiliated entity which is his or her employer, for reasons other than cause following a change in control (as defined in the 2001 Plan) of Archstone-Smith, or (ii) the 2001 Plan is terminated by us or our successor following a change in control without provision for the continuation of outstanding awards under the 2001 Plan, then in either such event all unexpired options and related awards will become immediately exercisable and all other awards previously made under the 2001 Plan will immediately vest.

Archstone had entered into change in control agreements with each of the Named Executive Officers (other than Mr. Minami). The Reorganization resulted in a change in control under these agreements, and in connection with the Reorganization we assumed Archstone’s obligations under such agreements. As a result of the change in control, the agreements provide that following the Reorganization if any such officer is thereafter terminated, other than for cause, or as a result of the officer’s death or disability, or if the officer resigns as a result of, among other matters a material adverse change in the nature or scope of the officer’s duties, authority or compensation and such termination or action is taken within the protective period applicable to such officer, then the officer will be entitled to receive a lump-sum payment, together with certain other payments and benefits, including continuation of certain employee benefits. The duration of the period during which the officer is entitled to continue to receive benefits and the amount of the lump-sum payment depends upon the officer’s responsibility level within Archstone and is based upon a multiple of base salary for the year in which termination occurs and a multiple of the target bonus actually awarded to the officer for the year immediately preceding the year in which termination occurs. For Mr. Sellers, the period extends until October 29, 2004 and the multiple for the severance payment is three times. For Messrs. Banks, Freeman and Mueller and Ms. Hamilton, the period extends until October 29, 2003, and the multiple for the severance payment is two times. Each officer will also receive, if terminated within his or her applicable period after the Reorganization, an amount equal to the officer’s pro-rated salary and target bonus for the year of termination through the date of termination, and, under certain circumstances, an additional payment required to compensate the officer for excise taxes imposed upon the severance payments made under the officer’s agreement.

In connection with our merger with Smith Residential, Mr. Minami became president of our Charles E. Smith division. We agreed to pay Mr. Minami an annual base salary of $360,000 for 2002.

Smith Residential had entered into a change in control agreement with Mr. Minami. Our merger with Smith Residential resulted in a change in control of Smith Residential, and in connection with the merger we assumed Smith Residential’s obligations under the change in control agreement with Mr. Minami. As a result of the change in control in Smith Residential, the agreement provides that Mr. Minami will be entitled to a payment equal to two year’s annual salary and bonus, together with certain other payments and benefits, including continuation of certain employee benefits, if his employment is terminated other than for cause prior to October 29, 2003. In addition, we have agreed that Mr. Minami will be entitled to these payments and benefits if he terminates his employment for any reason prior to April 30, 2002. Under the change in control agreement, Mr. Minami may also be entitled to an additional payment to compensate him for any excise taxes imposed upon the severance payments made under the agreement.

2001 Long-Term Incentive Plan

In connection with the Reorganization, each outstanding award to acquire Archstone common shares under Archstone’s 1997 Long-Term Incentive Plan was converted into a corresponding award to acquire the same number of our Common Shares under the 2001 Plan. The awards to acquire our Common Shares have the same exercise price, vesting and other terms and conditions as the Archstone awards for which they were substituted.

In connection with our merger with Smith Residential, all outstanding restricted stock awards under the Smith Residential Directors Stock Option Plan and the Smith Residential First Amended and Restated 1994 Employee Stock and Unit Option Plan (collectively, the “Smith Plans”) vested and were settled. In addition, each outstanding option award related to Smith Residential common stock under the Smith Plans was converted into a corresponding award under the 2001 Plan based on a conversion ratio of 1.975 to one (including adjustment to the exercise price based on the same conversion basis) and immediately vested and became fully exercisable in accordance with the terms of the original agreements and respective plans.

General

The 2001 Plan provides for the grant of non-qualified options (“NQOs”), incentive stock options (“ISOs”), share appreciation rights (“SARs”), bonus shares, share units, performance shares, performance units, restricted shares, and restricted share units, in addition to the replacement awards described above. Dividends or dividend equivalents may be awarded in connection with any award under the 2001 Plan. Common Shares available under the 2001 Plan may also be used as a form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of us or any of our subsidiaries. Certain awards under the 2001 Plan may be deferred pursuant to the Deferred Compensation Plan, as described below.

No more than 20,000,000 Common Shares may be awarded under the 2001 Plan (including replacement awards), 1,000,000 is the maximum number of Common Shares that may be issued during any one calendar year to any individual in connection with options and SARs and 1,000,000 is the maximum number of Common Shares that may be issued to any individual during any one calendar year in connection with other awards which are intended to be “performance-based” within the meaning of Section 162(m) of the Internal Revenue Code (discussed below). The Common Shares with respect to which awards may be made under the 2001 Plan will be shares currently authorized but unissued, or currently held or subsequently acquired by us as treasury shares, including shares purchased in the open market or in private transactions. At the discretion of the Executive Compensation Committee, an award under the 2001 Plan may be settled in cash rather than Common Shares. Any Common Shares allocated to an award that expires, lapses, is forfeited or terminated for any reason without issuance of the shares (whether or not cash or other consideration is paid to the individual in respect of such shares) may again become subject to awards under the 2001 Plan.

In the event of certain transactions involving us (including, without limitation, any share dividend, share split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Executive Compensation Committee may adjust awards to preserve the benefits or potential benefits of the awards. Action by the Executive Compensation Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the 2001 Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the Executive Compensation Committee determines to be equitable.

Eligibility

Subject to the terms and conditions of the 2001 Plan, the Executive Compensation Committee determines the individuals who will be eligible to receive awards under the 2001 Plan, and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards. All of our employees and those of any of our subsidiaries or related companies designated by the Executive Compensation Committee, and any consultant or other person providing services to us or any of our subsidiaries or related companies, are eligible to participate in the 2001 Plan. ISOs, however, may only be awarded to our employees and the employees of our subsidiaries.

Options

The Executive Compensation Committee may grant options to purchase Common Shares which may be either ISOs or NQOs. The purchase price of a Common Shares under each option will not be less that the fair market value of a Common Share on the date the option is granted. The option will be exercisable in accordance with the terms established by the Executive Compensation Committee. The full purchase price of each share purchased upon the exercise of any option will be paid at the time of exercise. Except as otherwise determined by the Executive Compensation Committee, the purchase price will be payable in cash or in Common Shares (valued at fair market value as of the day of exercise), or in any combination thereof. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an option as the Executive Compensation Committee determines to be desirable.

SARs

The Executive Compensation Committee may grant an SAR in connection with all or any portion of a previously or contemporaneously granted option or independent of any option grant. A SAR entitles the individual to receive the amount by which the fair market value of a specified number of Common Shares on the exercise date exceeds an exercise price established by the Executive Compensation Committee, which will not be less than the fair market value of the Common Shares at the time the SAR is granted. Such excess amount will be payable in Common Shares, in cash, or in a combination of cash and Common Shares, as determined by the Executive Compensation Committee. The Executive Compensation Committee, in its discretion, may impose such conditions, restrictions, and contingencies on Common Shares acquired pursuant to the exercise of an SAR as the Executive Compensation Committee determines to be desirable.

Other Share Awards

The Executive Compensation Committee may grant bonus shares (a grant of Common Shares in return for previously performed services, or in return for the individual surrendering other compensation that may be due), share units (a right to receive Common Shares in the future), performance shares and performance units (a right to receive Common Shares or share units, or the right to receive a designated dollar value of Common Shares that is contingent upon achievement of performance or other objectives), restricted shares and restricted share units (a grant of Common Shares and a grant of the right to receive Common Shares in the future, with such shares or rights subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the individual or the achievement of performance or other objectives, as determined by the Executive Compensation Committee). Any such awards will be subject to such conditions, restrictions and contingencies as the Executive Compensation Committee determines.

Certain loans were made to officers of Archstone, which loans were used to purchase Common Shares under the share purchase program under the former Archstone 1997 Long-Term Incentive Plan. See “Certain Relationships and Transactions—Loans to Officers under the former Archstone 1997 Long-Term Incentive Plan.”

Deferred Compensation Plan

Under the Deferred Compensation Plan, executive officers and other eligible employees are able to elect to defer payment of up to 75 percent of their base salary, 100 percent of bonuses and certain amounts which cannot be contributed to our 401(k) Savings Plan due to limitations of the Internal Revenue Code. The minimum deferral for any calendar year is generally $5,000. The Deferred Compensation Plan is not funded and participants in the Deferred Compensation Plan are treated as our unsecured general creditors.

Amounts deferred under the Deferred Compensation Plan earn a rate of return based on a hypothetical investment in investment choices selected by the participant from alternatives we provide. We and our affiliates may, but are not required to, actually invest the deferred compensation in such investment funds. Any actual investment made by an employer in its discretion is treated as part of the general assets of that employer.

Participants in the Deferred Compensation Plan receive payment of deferred amounts as of the date selected by the participant, which generally must be at least three years after the date in which the amount would otherwise have been payable to the individual (other than payments in settlements of deferred restricted stock units and dividend equivalent units, described below). All amounts are paid upon a participant’s termination of employment (although delayed payment may be provided in certain cases). Payments are made in the form of a lump sum or installments over a period not exceeding 5 years (15 years in the case of a participant who terminates after the sum of his age and service equals at least 55). Payment prior to the deferred date elected by a participant (or prior to termination of employment) is permitted only in limited circumstances. Except as described below (or as discussed above with respect to Outside Trustees), all payments from the Deferred Compensation Plan are made in cash.

An individual who receives an award of restricted stock units or dividend equivalent units under the 2001 Plan may elect to defer settlement of such awards under the Deferred Compensation Plan. If an individual elects to defer such awards, the units are invested in units under the Deferred Compensation Plan or, with respect to awards granted after January 1, 2002, in another available investment elected by the individual. If the units remain deferred in the form of units, the individual’s account under the Deferred Compensation Plan will be credited with dividend equivalent units based on the payment of dividends on actual Common Shares, pursuant to a formula applicable to the award under the 2001 Plan, and the individual’s account will also be credited with dividend equivalent units on dividend equivalent units that remain deferred under the Deferred Compensation Plan in the form of units to the extent provided in the original award. As of the payment date elected by the individual in accordance with the Deferred Compensation Plan, the individual will be entitled to receive one

Common Share for each unit credited to his account under the Deferred Compensation Plan (other than units attributable to dividend equivalents, which are payable in cash). Shares available under the 2001 Plan are used to satisfy this obligation. Alternatively, the individual may elect to receive, with respect to vested restricted stock units, a cash payment equal to the amount of the dividend that would be payable on a comparable number of Common Shares. Certain options awarded prior to 2000 were also entitled to earn dividend equivalent units. Individuals who received those options may, once the options vest, elect from time to time to receive a cash payment equal to the dividend equivalent units that would otherwise accrue under the terms of the agreements with respect to those vested options.

Amounts deferred under the Archstone Non-Qualified Savings Plan and the Smith Residential Realty Companies Deferred Compensation Plan as of December 31, 2001 were transferred to the Deferred Compensation Plan effective as of January 1, 2002.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Executive Compensation Committee is responsible for acting on behalf of the Board with respect to (i) general compensation and benefits practices, (ii) review and approval of salaries and other compensation actions for our Chief Executive Officer, the other Named Executive Officers and other senior executive officers, and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans. None of the members of the Executive Compensation Committee are our officers or employees.

Compensation Philosophy

The Executive Compensation Committee is committed to a compensation philosophy, which places significant emphasis on rewarding our employees on the basis of our success in attaining corporate financial objectives as well as on the basis of our employees’ success in attaining individual financial and qualitative performance objectives. Our compensation program is designed to:

•	Attract, reward and retain highly qualified employees.

•	Align shareholder and employee interests.

•	Reward long-term career contributions to Archstone-Smith.

•	Emphasize the variable portion of total compensation (cash and equity) as an individual’s level of responsibility increases.

•	Provide fully competitive compensation opportunities consistent with performance.

•	Encourage teamwork.

During 2001, the Executive Compensation Committee conducted a full review of our executive compensation programs. This review included a comprehensive report from independent compensation consultants assessing the effectiveness of our compensation programs and relative competitiveness versus identified comparable companies of similar size and business characteristics as Archstone-Smith. Key findings from this review were discussed extensively with our senior management and the Executive Compensation Committee. Their impact on our compensation philosophy and practices for 2002 are discussed below where appropriate.

Key Elements of Compensation

The key elements of our executive compensation program consist of base salary, annual incentives and long-term incentives. As an executive’s level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual’s compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the executive’s role and relative impact on business results consistent with our variable pay-for-performance philosophy.

Base Salary

Base salaries for senior executives are based on an overall assessment of the executive’s responsibilities and contribution to us. Base salaries are reviewed annually.

Annual Incentive

Our senior executives are eligible for annual incentive awards based on a combination of our overall performance, the business unit’s performance and the individual or qualitative performance during the prior year. Our annual incentive philosophy is based on providing competitive compensation for our executives that is contingent upon the individual’s performance and on specific performance measures. It was determined in the course of the 2001 compensation review that for each management position there should be a range of incentive opportunities, including a defined threshold performance level, target performance level and a high performance level that exceeds the target performance level for the individual executive. The Executive Compensation Committee believes that the levels of performance associated with the earnings opportunity must be clearly communicated to the executives, including a discussion of the corporate goals, the goals of the business unit and the individual goals.

Annual performance goals are established by the Executive Compensation Committee at the beginning of each fiscal year for the Named Executive Officers. Specifically, the Executive Compensation Committee will consider performance results based on our performance and the industry’s performance as well as financial measures such as per share results and total shareholder returns, both absolute and relative to comparable companies, as well as more qualitative measures for each individual. In addition, prior to 2002 and subject to the discretion of our Executive Compensation Committee, certain of our Named Executive Officers, who were involved in implementing new business enhancing initiatives with third parties in which we had made an equity investment, received a cash bonus based on any gain on such investment that we received.

An executive becomes eligible for an annual incentive bonus once he or she meets the requirements of the threshold performance level. The target annual incentive performance is designed to deliver a level of total annual compensation (base salary and annual incentive) that is consistent with companies in the 75th percentile of the size-based peer group selected by the Executive Compensation Committee. Awards for performance at each of the performance levels will be at the discretion of the Executive Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Executive Compensation Committee based on the quality of the results, extraordinary circumstances, and other factors that the Executive Compensation Committee deems relevant.

Long-Term Incentives

Long-term incentives are designed to foster significant ownership of Common Shares by our management, promote a close alignment of interests between our management and shareholders, motivate our management to achieve long-term growth and success of our organization and enhance our shareholder value. It was determined during the 2001 compensation review that our long-term incentive program should also serve as a tool to retain management, which is very important to our future success. As with our annual incentive program, long-term incentive awards will only be granted if performance of specified hurdles are achieved, which hurdles will be communicated to our management on an annual basis.

Non-qualified options have been an important form of long-term incentive and constitute an important component of management compensation. Option awards generally reflect the executive’s level of responsibility and impact on our long-term success. Additionally, consideration is given to an executive’s potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. As in prior years, share options awarded in 2001 were granted with an exercise price equal to the fair market value on the grant date and, beginning with grants made in December 2001, vest ratably over three years. Prior to December 2001, option awards vested over four or five years.

In order to promote long-term retention of critical executives and promote the growth of shareholder value, restricted stock units, which vest over a four-year period, were granted to the Chief Executive Officer, the other Named Executive Officers and on a selected basis to key executives critical to our long-term success in June, November and December 2001.

The Executive Compensation Committee believes long-term incentives are integral in motivating management to achieve our long-range goals and enhance shareholder value. The Executive Compensation Committee intends to continue to emphasize this element of the compensation package. In December 2001, we adopted the Special Long-Term Incentive Program in order to provide an additional long-term incentive opportunity for certain of our executives. We awarded performance units to certain of our Named Executive Officers on December 4, 2001, which units will vest, in whole or in part, if certain performance goals are achieved at the end of a three-year performance period. See “Executive Compensation—Special Long-Term Incentive Program.”

Development Incentive Plan

For each development project designated by the Executive Compensation Committee for inclusion in the Development Incentive Plan, a bonus pool equal to no more than 15% of the value created above a specified threshold level of return on cost for that development will be established, and the Executive Compensation Committee will allocate each bonus pool that it establishes among our employees who the Executive Compensation Committee determines to have been instrumental in the success of the subject project. The Executive Compensation Committee will, for each project designated for inclusion in the plan, agree upon a threshold return on total cost. The bonus pool for a designated development project will typically be determined by the Executive Compensation Committee in the calendar year following the year in which the second anniversary of project stabilization (defined as 93% occupancy) for such project occurs. It is, however, within the Executive Compensation Committee’s discretion to determine a preliminary bonus pool after the first year anniversary of project stabilization, in which case only a portion of the preliminary bonus pool will be paid out. An employee must, except in the event of death or permanent disability, be employed by us at the time a bonus is to be paid in order to be eligible to receive his or her bonus under this plan. The bonus payment date is frequently four years or more after the purchase of the land for a given project, which promotes retention of key development executives. In addition, the Executive Compensation Committee has the right to terminate the Development Incentive Plan at any time.

Chief Executive Officer Compensation

The Executive Compensation Committee meets annually, without the Chief Executive Officer present, to evaluate the Chief Executive Officer’s performance and to determine the Chief Executive Officer’s compensation. In considering Mr. Sellers’ compensation, the Executive Compensation Committee considers his principal responsibilities, which are to provide our overall vision and strategic direction, to attract and retain highly qualified employees and to develop and maintain our strong relationships with the overall investment and analyst community. In determining Mr. Sellers’ 2001 annual bonus and long-term incentive award, the Executive Compensation Committee reviewed our financial performance relative to comparable REITs, our overall performance and Mr. Sellers’ individual performance. During 2001, we achieved several important objectives which the Executive Compensation Committee believed Mr. Sellers was instrumental in accomplishing:

•
The completion of a $740 million secondary share offering, which was the largest in the history of our industry. This offering allowed us to eliminate the Security Capital Group overhang issue that existed due to its large ownership position (approximately 40% of our outstanding common equity at one time). This transaction significantly broadened our shareholder base and enhanced our liquidity.

•	Establishment of Archstone as a leader in the real estate industry and recognition accorded Mr. Sellers in the institutional investment community for his leadership of Archstone and the industry.

•
The successful merger with Smith Residential and Smith Partnership, making us the second largest publicly-traded real estate company in the apartment industry and the fourth largest publicly-traded real estate company overall in the United States, based on equity market capitalization.

•
Strong operating performance achieved across our portfolio with Archstone 2001 same-store revenue and NOI growth of 5.7% and 6.5%, respectively, as well as strong performance by our taxable REIT subsidiaries, including Ameriton Properties.

•
Commencement of the Lease Rent OptimizerTM implementation and rollout across our apartment portfolio. We are the first company in our industry to implement a revenue management program, which has been successfully employed in many other industries across corporate America.

•	The successful disposition of approximately $1.2 billion of assets in non-core markets at an average capitalization rate of 8.4%.

•
The prudent management of our balance sheet which preserved our financial flexibility throughout the year. At December 31, 2001, we had $732 million of liquidity based on our cash on hand and available capacity on our unsecured credit facilities.

•	Commencement of construction on approximately $235 million of development communities, representing 2,500 units in protected locations.

•	Completion and stabilization of approximately $262 million of development communities, representing approximately 2,900 units in protected locations.

In view of these accomplishments, among others, the Executive Compensation Committee awarded to Mr. Sellers bonuses aggregating $1,751,505 for 2001. Additionally, the Executive Compensation Committee awarded to Mr. Sellers key executive retention grants of share options to acquire 250,000 Common Shares and restricted share units for 39,262 Common Shares. The Executive Compensation Committee believes that the combination of the annual bonus award and share grants, in addition to base salary, places Mr. Sellers’ total compensation in the top 25% to 50% of comparable companies.

Section 162(m)

The Executive Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code on the deductibility of compensation paid to certain executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although our plans are designed to relate compensation to performance, certain elements of the plans may not meet the tax law’s requirements because they allow the Executive Compensation Committee to exercise discretion in setting compensation. The Executive Compensation Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Executive Compensation Committee will continue to monitor the requirements of the Internal Revenue Code to determine what actions, if any, should be taken with respect to Section 162(m).

This report is submitted by the members of the Executive Compensation Committee: John C. Schweitzer, Chairman, John M. Richman and James H. Polk, III.

REPORT OF THE AUDIT COMMITTEE

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate this proxy statement or future filings with the SEC, in whole or part, the following report shall not be deemed to be incorporated by reference into any such filing.

The Audit Committee consists of three members of the Board. Each member of the Audit Committee is independent of us and our management, as defined by the NYSE listing rules.

In October 2001, the Board adopted a written charter, a copy of which is included as Appendix A to this proxy statement. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed Archstone’s unaudited financial statements for the quarters ended March 31, June 30 and September 30, 2001 and our December 31, 2001 audited financial statements with management and with KPMG LLP, our independent accountants.

Our Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended. This included (i) the auditor’s judgment about the quality, not just the acceptability, of our accounting principles as applied in its financial reporting, (ii) methods used to account for significant unusual transactions, (iii) the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus, (iv) the process used by management in formulating particularly sensitive accounting estimates and the basis for the auditor’s conclusions regarding the reasonableness of those estimates and (v) disagreements with management over the application of accounting principles, the basis for management’s accounting estimates and disclosures in the financial statements.

The Audit Committee has also received from KPMG LLP the written disclosures required by Independence Standards Board Standard No. 1 regarding their independence, and has discussed with KPMG LLP their independence relative to us, including whether the provision of the services described below under “Independent Public Accountants—Financial Information Systems Design and Implementation Fees” and “—All Other Fees” is compatible with maintaining KPMG LLP’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2001 audited financial statement be included in our Annual Report on Form 10-K filed with the SEC.

James A. Cardwell, Chairman
Ned S. Holmes
James H. Polk, III

PERFORMANCE GRAPH

Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Common Shares against the cumulative total return of the Standard & Poor’s Composite-500 Stock Index and the NAREIT Equity REIT Index for the five-year period commencing December 31, 1996 and ended December 31, 2001. For the periods prior to December 31, 2001, the total shareholder return on Common Shares is made with respect to Archstone’s common shares. The Common Share price performance shown on the graph is not necessarily indicative of future price performance.

	12/31/96	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01
Archstone-Smith	$100	$113	$100	$109	$146	$159
S&P 500	$100	$133	$171	$208	$189	$166
NAREIT Equity REIT Index	$100	$120	$99	$95	$120	$136

(1)
Assumes that the value of the investment in Common Shares and each index was $100.00 on December 31, 1996 and that all dividends were reinvested. Upon the acquisition of its management companies in 1997, Archstone received, and distributed to its shareholders, warrants to purchase shares of Security Capital Class B Common Stock. For purposes of calculating the total return, those securities were valued based on the closing price of the warrants distributed on the NYSE on September 18, 1997, the date the warrants were issued to the distribution agent.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

Sale of Archstone Common Shares by Security Capital

On February 28, 2001, Security Capital sold 29,455,640 Archstone common shares in an underwritten public offering. Concurrently with this sale, Archstone repurchased 2,264,827 Archstone common shares from Security Capital at a price per share of $22.08, which was the same price per share at which Security Capital sold Archstone common shares to the underwriters in the underwritten offering. The shares sold by Security Capital in these transactions represented substantially all of the common shares it owned in Archstone. As a result of this transaction, the Investor Agreement between Archstone and Security Capital was terminated.

Formation of Subsidiary

In April 2000, in connection with the reorganization of SafeRent, Inc., Mr. Sellers contributed a note in the original principal amount of $500,000 to a newly formed corporation in which Archstone owned all of the outstanding preferred stock. As a part of that transaction, Mr. Sellers and Archstone entered into an option agreement pursuant to which, at any time after January 1, 2001, Archstone had the right to purchase all of Mr. Sellers’ interest in such corporation for an amount equal to the outstanding principal balance of Mr. Sellers’ note to the corporation, plus accrued and unpaid interest. Archstone exercised this option and cancelled Mr. Sellers’ promissory note on January 1, 2001. Mr. Sellers made no profit on this transaction.

Archstone Management Services, Incorporated

In June 2000, Archstone Management Services, Incorporated (“AMS”) was formed by Archstone and Mr. Sellers to engage in management of multifamily properties for third parties, including Ameriton Properties. Mr. Sellers purchased 100 shares of AMS common stock by delivering a promissory note to AMS for $15,000 and Archstone entered into a subscription agreement to purchase $285,000 of AMS stock in installments. As a part of that transaction, Mr. Sellers and Archstone entered into an option agreement pursuant to which, at any time after January 1, 2001, Archstone had the right to purchase all of Mr. Sellers’ interest in AMS for $15,000, plus the amount of accrued but unpaid interest on Mr. Sellers $15,000 promissory note. Archstone exercised this option on January 1, 2001, and Mr. Sellers’ prepaid his promissory note in the amount of $15,000, plus accrued and unpaid interest, on January 1, 2001. Mr. Sellers made no profit on this transaction.

Ameriton Properties Incorporated

In June 2001, Archstone contributed $950,000 in cash to Ameriton Holdings LLC, a limited liability company, in exchange for a 95% non-managing member interest in Ameriton Holdings and Mr. Sellers contributed $50,000 in cash in exchange for the remaining 5% interest in Ameriton Holdings. Mr. Sellers is the sole managing member of Ameriton Holdings. Immediately thereafter, Archstone loaned Ameriton Holdings approximately $4.8 million, which Ameriton Holdings used, in addition to the money contributed to it by Archstone and Mr. Sellers, to purchase all of the voting common stock of Ameriton Properties for approximately $5.8 million from a third party. The Operating Trust owns a 99.75% economic interest in Ameriton Properties, 95% directly through its ownership of the non-voting common stock of Ameriton Properties and 4.75% indirectly through its 95% ownership of Ameriton Holdings LLC (which owns all of the voting common stock of Ameriton Properties and represents 5% of the economic interest in Ameriton Properties). The remaining 0.25% economic interest in Ameriton Properties is held by Mr. Sellers indirectly through his 5% managing membership interest in Ameriton Holdings. Since the beginning of 2001, Mr. Sellers has not received any fees or compensation from Ameriton Properties for any services he renders on behalf of Ameriton Properties.

Shareholders’ Agreement

In connection with the merger agreement relating to the merger with Smith Residential, we entered into a shareholders agreement with Archstone, Robert H. Smith and Robert P. Kogod, pursuant to which Robert H. Smith, Robert P. Kogod and Ernest A. Gerardi, Jr., became members of the Archstone-Smith Board of Trustees following our merger with Smith Residential. Mr. Smith’s initial term will expire in 2003, Mr. Kogod’s initial term will expire in 2002 and Mr. Gerardi’s initial term will expire in 2004. Each of Messrs. Smith and Kogod, or their replacement nominees, will have the right to be nominated to serve on our Board of Trustees until October 2011, provided that such person or his related persons or entities continue to beneficially own 1,000,000 Archstone-Smith Common Shares. Messrs. Smith and Kogod, or their replacement nominees, also will serve as members of the Executive Committee for so long as such persons have the right to be nominated as trustees. Messrs. Smith and Kogod have agreed not to sell any of our Common Shares beneficially owned by them until October 2004, subject to certain conditions.

Under the Shareholders’ Agreement, Mr. Smith is entitled to receive from us an annual minimum salary of $300,000 and an annual minimum bonus of $150,000 for each year he is employed by us, Mr. Kogod is entitled to receive from us an annual minimum salary of $150,000 for each year he is employed by us and Mr. Gerardi is entitled to receive from Consolidated Engineering Services, Inc. (which is discussed below) an annual minimum salary of $200,000 for each year that Mr. Gerardi is employed by Consolidated Engineering Services, Inc. Mr. Smith will also be entitled to receive options to purchase 100,000 of our Common Shares for each year during his term of employment, with the number of options granted in each year being equal to 100,000 multiplied by the same percentage that the base option level of options granted to our chief executive officer increases or decreases in that year beyond the target amount established for our chief executive officer.

Tax Related Undertakings of the Operating Trust

In connection with the merger of Archstone and Smith Partnership, under the current declaration of trust of the Operating Trust, the Operating Trust has agreed, for the benefit of the holders of the Smith Partnership units that were converted into units of the Operating Trust, not to sell, exchange or otherwise dispose of, except in tax-free or tax-deferred transactions, any of the properties that were held by Smith Partnership (the “Smith Partnership Properties”) or any interest therein, or any of the Operating Trust’s interest (as successor to Smith Partnership) in Smith Realty Company, a wholly owned subsidiary, that provides property management services to the Operating Trust (as successor to Smith Partnership) and third parties. These restrictions, which benefit Messrs. Smith and Kogod, among others, are effective until January 1, 2022. In addition, the Operating Trust has agreed to maintain specified levels of borrowings outstanding with respect to the Smith Partnership Properties for the same period, and has made other specified undertakings. These provisions are intended to ensure that the former holders of Smith Partnership units who now hold units of the Operating Trust will be able to continue to defer the gain that would be recognized by them for tax purposes upon a sale by the Operating Trust of any one or more of the Smith Partnership Properties, upon the sale by the Operating Trust of any of its interest in Smith Realty Company, or upon the repayment of borrowings relating to the Smith Partnership Properties. If the Operating Trust sells any of the Smith Partnership Properties or any interest therein or its interest in Smith Realty Company without satisfaction of certain conditions, or repays borrowings relating to the Smith Partnership Properties, the Operating Trust may be liable for monetary damages for engaging in these undertakings.

Acquisition of Smith Management Construction, Inc.

In connection with the merger of Archstone and Smith Partnership, the Operating Trust assigned its right to purchase 100% of the voting common stock of Smith Management Construction, Inc. (“SMCI”), a non-controlled property service subsidiary of Smith Partnership, to a newly formed subsidiary of the Operating Trust. In exchange, the Operating Trust received all of the non-voting interests in that new subsidiary. The new subsidiary purchased all of the voting stock of SMCI from Smith Management Construction Partnership for an aggregate of $70,560 in cash. Mr. Sellers acquired all of the voting interests in the newly formed subsidiary for $3,528, which results in his having a 0.05% economic interest in SMCI. Mr. Sellers does not receive any fees or compensation from SMCI for any services he renders on behalf of SMCI.

Acquisition of Consolidated Engineering Services, Inc.

In connection with the merger of Archstone and Smith Partnership, Consolidated Engineering Services, Inc. (“CESI”), a non-controlled subsidiary of ours, undertook a recapitalization of its capital stock. Consolidated

Engineering Services Partnership, a general partnership controlled by Mr. Gerardi and the children of Messrs. Smith and Kogod, was the sole voting stockholder of CESI until the closing of the Archstone and Smith Partnership merger. The non-voting common stock will convert into voting common stock upon the occurrence of various corporate events involving CESI. Upon the closing of the merger with Smith Partnership, the Operating Trust, as successor to Smith Partnership, owned 51% of the outstanding voting common stock of CESI immediately following the recapitalization, representing a value of $381,865, and Consolidated Engineering Services Partnership owned 49% of the outstanding voting common stock of CESI. Immediately following the closing of the merger with Smith Partnership, the Operating Trust contributed all of the voting common stock of CESI held by it to a newly formed subsidiary of the Operating Trust in exchange for all of the non-voting interests in that subsidiary and Mr. Sellers purchased all of the voting interests in the newly formed subsidiary for $19,093. Mr. Sellers indirectly, through his 5% membership interest in the newly formed subsidiary, owns a 0.05% economic interest in CESI. Mr. Sellers does not receive any fees or compensation from CESI for any services he renders on behalf of CESI.

Prior to the merger, CESI reserved for issuance an aggregate of 100,000 shares of restricted non-voting common stock to its officers and granted options to purchase up to an aggregate of 588,600 shares of its non-voting common stock to its directors and officers. It is expected that Mr. Gerardi will receive shares of restricted stock and options to purchase shares, although as of this date no determination has been made as to the number of shares subject to such awards. In connection with our merger with Smith Residential, Mr. Gerardi will be employed by CESI and will be paid an annual salary of $200,000 for each year of his employment. Mr. Gerardi was also entitled to maintain his company-provided apartment and whole life insurance policy, which are paid by CESI. In addition, CESI will grant options to purchase its restricted, non-voting common stock and shares of its restricted, non-voting common stock to Mr. Gerardi.

Target Bonus Advances

We allow certain of our officers to elect to receive an advance from us, with prior approval, of up to 50% of the portion of the officer’s annual target bonus earned through the date of the election. Any advance bonus payment accrues interest at the prime rate plus 25 basis points. Any advance payment plus accrued interest will be deducted from the target bonus payable to the officer for that year. On September 19, 2001, Mr. Sellers requested an advance of his 2001 fiscal year bonus in the amount of $300,000. This amount plus accrued interest was repaid by Mr. Sellers on October 26, 2001.

Loans to Officers under the former Archstone 1997 Long-Term Incentive Plan

We assumed Archstone’s obligations with respect to the following share purchase loans outstanding with executive officers: Mr. Banks, in the original principal amount of $807,500, with an outstanding balance as of December 31, 2001 of $766,333; Ms. Hamilton, in the original principal amount of $237,490, with an outstanding balance as of December 31, 2001 of $225,388; and Mr. Mueller, in the original principal amount of $285,000, with an outstanding balance as of December 31, 2001 of $270,462. Each of the remaining outstanding loans is fully recourse to the executive officer, the proceeds of each loan were used to purchase Common Shares and each loan is secured by the purchased Common Shares. The loans bear interest at the lower of 6.0% per annum or the dividend yield of a Common Share determined based on the fair market value of a Common Share on the purchase date and have a ten-year term. All dividends paid on the shares purchased with proceeds of loans provided under the Plan are used to pay the accrued interest and outstanding principal under the loans. The loans will become due and payable (i) immediately upon the sale of the purchased Common Shares or our termination of the executive officer’s employment for cause, (ii) 180 days after our termination of the executive officer’s employment following a change in control, (iii) 365 days after termination of the executive officer’s employment by reason of death, disability or retirement or (iv) 90 days after termination of the executive officer’s employment for any other reason. The loans were used to purchase Common Shares under the share purchase program under the former Archstone 1997 Long-Term Incentive Plan. Mr. Sellers had a similar loan in the original principal amount of $1,899,988, which he paid in full on October 3, 2001.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Trustees, officers and beneficial owners of more than ten percent of the outstanding Common Shares to file reports of ownership and changes in ownership of the Common Shares with the SEC and to send copies of those reports to us. Based solely on a review of those reports and amendments thereto furnished to us and on written representations of certain of those persons that they were not required to file certain of those reports, we believe that no such person failed to file any such report or report any transaction on a timely basis during 2001 (prior to the Reorganization with respect to Archstone common shares and following the Reorganization with respect to Archstone-Smith Common Shares), with the exception of two gifts of Common Shares to a family charitable foundation that were not reported by Mr. Sellers.

INDEPENDENT PUBLIC ACCOUNTANTS

The Board has selected KPMG LLP, certified public accountants, to serve as the auditors of Archstone-Smith’s books and records for the coming year. KPMG LLP had served as the auditors for Archstone since 1980. A representative of KPMG LLP is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

Audit Fees

The aggregate fees billed by KPMG LLP for professional services rendered for the audit of Archstone-Smith’s annual financial statements for the year ended December 31, 2001 and the reviews of the financial statements included in Archstone-Smith’s quarterly reports on Form 10-Q during 2001 were approximately $538,000.

Financial Information Systems and Design Implementation Fees

There were no fees billed by KPMG LLP during 2001 for professional services related to financial information systems design and implementation.

All Other Fees

The aggregate fees billed by KPMG LLP for professional services rendered during 2001, other than the fees described above, were approximately $1,340,000 (the largest component of which related to the Reorganization and our merger with Smith Residential).

ANNUAL REPORT

Archstone-Smith’s 2001 Annual Report, which includes financial statements, is being mailed to shareholders together with this proxy statement. The Annual Report does not constitute a part of the proxy solicitation material.

SHAREHOLDER PROPOSALS

Any proposal by a shareholder of Archstone-Smith intended to be presented at the 2003 annual meeting of shareholders must be received by Archstone-Smith at its principal executive offices not later than December 1, 2002, for inclusion in Archstone-Smith’s proxy statement and form of proxy relating to that meeting.

In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Archstone-Smith’s bylaws. Archstone-Smith’s bylaws require that all shareholders who intend to make proposals at an annual shareholders’ meeting submit their proposals to Archstone-Smith during the period 90 to 120 days before the anniversary date of the proxy statement made in connection with the previous year’s annual meeting. To be eligible for consideration at the 2003 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by us between December 1 and December 31, 2002.

OTHER MATTERS

We are not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

Car	oline Brower
Senior Vice President, General Counsel and Secretary

April 5, 2002

APPENDIX A

AUDIT COMMITTEE CHARTER

The Board of Trustees (the “Board”) of Archstone-Smith Trust (the “Trust”) hereby establishes an Audit Committee (the “Committee”). The purpose of the Committee is to be an informed, vigilant and effective overseer of the controlling processes of the Trust consistent with risk mitigation appropriate under the circumstances. The Committee shall also assist the Board in fulfilling its obligation to provide factual and appropriate financial reporting to shareholders. To achieve these objectives, the Committee shall be constituted and operated pursuant to the following requirements:

Organization and Rules of the Committee

The Committee shall consist of three or more members. The Board shall elect the members of the Committee at its annual meeting and shall designate the Chairman of the Committee, all of whom will serve until their successors are elected by a majority vote of the Board.

The Board shall have the power at any time to change the membership of the Committee and to fill vacancies in it, subject to the eligibility requirements set forth below. Subject to such rules as the Board shall prescribe, the Committee shall meet at such times, but not less than three times annually, and place as the members of the Committee shall deem necessary or desirable. Meetings of the Committee may be called at any time by the Chairman of the Committee. No notice of meetings need be given.

A majority of the members of the Committee shall constitute a quorum for the transaction of business and the action of a majority of the members present at any meeting at which there is a quorum shall be the act of the Committee. Except as expressly provided in these resolutions, the Committee shall fix its own rules of procedure.

Eligibility for Membership on the Committee

All members must fulfill qualification standards established by governing regulatory entities, including the New York Stock Exchange (NYSE). All members must be financially knowledgeable, and one member must have accounting or financial management expertise, all as determined by the Board in its reasonable judgment. Each member must be fully independent of management and the Trust, free of any circumstances or relationship that would interfere with the exercise of his or her duties.

No trustee may be a member who:

•	Has been employed by the Trust or any of its affiliates during the last three years;

•
Is a partner in, or a controlling shareholder or executive officer of, any enterprise that has a business relationship with the Trust or who personally has a direct business relationship with the Trust; provided that such person may be a member if the Board determines in its business judgment that the relationship does not interfere with the trustee’s exercise of independent judgment;

•	Is employed as an executive at another entity in which any of the Trust’s executives serve on that entity’s compensation committee; or

•	Has an immediate family member who has been employed by the Trust or any affiliate as an executive officer during the last three years.

Responsibilities of the Committee

The Committee shall be responsible for the following matters:

•
Oversight of the Trust’s internal control environment which may include solicitation of recommendations from the Trust’s independent accountants and internal auditors for the improvement of internal control processes;

•	Review of the operations of the Trust’s financial, accounting and reporting processes;

•
Selection, evaluation and replacement of a nationally recognized, independent accountant for the Trust, based upon such factors as the Committee and the Board deem relevant, which independent accountant shall be ultimately accountable to the Board and the Committee. Different accounting firms may be chosen to audit the Trust or any affiliate thereof, subject to Board approval

•	Review and approve the independent accountants’ service and compensation arrangements and the independence of such accountants;

•
Meet with the independent accountants, at such frequency and times as needed to review the Trust’s financial reporting, the internal controls of the Trust, the nature of any disagreements or major issues with management, the nature and resolution of any significant or unusual accounting issues, any auditing problems, and such other matters as the Committee deems appropriate;

•
Make its Chairman or the Committee as a whole available, upon request, to the Trust’s independent accountants and management to review interim and annual financial statements and/or earnings releases prior to filing or release, to the extent required by applicable regulations of the Securities and Exchange Commission (SEC), NYSE, and accounting standards;

•	Discuss with the Trust’s independent accountants the quality of the Trust’s financial reporting;

•	Review and approve the annual audit plan and receive periodic reports on progress and results;

•	Review and reassess annually the Committee Charter in light of current circumstances of the Trust and changes in regulations;

•	Review material legal and regulatory matters, including reports received from regulators; and

•
Receive periodic reports from the independent accountants regarding all relationships between the accountants and the Trust, discuss with the independent accountants any disclosed relationships or services that may affect their objectivity and independence and recommend that the Board take appropriate action to satisfy itself of the independence of the independent accountants.

The Committee shall:

•	Ensure reports are made to the Board, and in periodic filings as required by governing rules and regulations of the SEC and NYSE; such reports will include, among other things:

—A report in the Trust’s proxy statement for its annual meeting of shareholders at which trustees will be elected that the Committee has:

•	Reviewed and discussed the audited financial statements with management and the independent accountants;

•	Discussed with the independent accountants matters required to be covered by the Statement on Auditing Standards No. 61;

•	Received independence disclosures from the independent accountants as required by Independence Standards Board Standard No. 1 and applicable SEC and NYSE regulations;

•	Recommended inclusion of the audited financial statements in the Form 10-K for the prior fiscal year for filing with the SEC, following completion of the immediately preceding three actions; and

•	Considered any other reports as may be mandated from time to time by applicable regulations.

—An annual written confirmation to the NYSE covering:

•	Any determination that the Board has made regarding the independence of Committee members;

•	The financial literacy of Committee members;

•	The determination that at least one of the Committee members has accounting or related financial management expertise; and

•	The Committee’s annual review and reassessment of the adequacy of its Charter.

—The triennial publication of the Committee’s Charter in the Trust’s proxy statement for its annual meeting of shareholders at which trustees will be elected.

Access to Resource of the Trust

With reasonable advance notice, the Committee may request any officer of the Trust to attend any meeting of the Committee or to otherwise provide assistance to the Committee in fulfilling its responsibilities. In such circumstances as it deems appropriate, the Committee shall be entitled to engage outside legal counsel or other experts as it deems necessary to assist in fulfilling its duties.

General

The Committee shall request the senior internal auditor and independent accountants to meet with the members of the Committee without members of management or officers present to discuss such topics as the Committee deems appropriate.

The Committee shall annually review the Senior Financial Officer’s (SFO) authority, the qualifications, experience and training of the SFO’s staff and the reporting relationships between the SFO the top management. The SFO shall be entitled to contact the Committee directly without prior approval of the management of the Trust.

The Committee shall annually review policies and procedures with respect to officers’ expense accounts and perquisites, including their use of corporate assets.

ARCHSTONE-SMITH TRUST

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES
OF ARCHSTONE-SMITH TRUST

The undersigned shareholder of Archstone-Smith Trust, a Maryland real estate investment trust (“Archstone”), hereby appoints R. Scot Sellers, Charles E. Mueller, Jr., and Caroline Brower, and each of them, as proxy for the undersigned, with full power of substitution to attend the Annual Meeting of Shareholders of Archstone-Smith to be held on Tuesday, May 21, 2002, at 11:00 a.m., mountain time, at the Hyatt Regency Tech Center, 7800 East Tufts Avenue, Denver, Colorado 80237 and at any adjournment(s) or postponement(s) thereof, and to vote and otherwise represent all the shares that the undersigned is entitled to vote with the same effect as if the undersigned were present and voting such shares, on the following matters and in the following manner as further described in the accompanying proxy statement. The undersigned hereby revokes any proxy previously given with respect to such shares.

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying proxy statement.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” ITEM 1 ON THE REVERSE SIDE, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

FOLD AND DETACH HERE

Archstone-Smith Trust

Annual Meeting of Shareholders

ADMISSION TICKET

Tuesday, May 21, 2002
11:00 a.m. (Mountain Time)
Hyatt Regency Tech Center
7800 East Tufts Avenue
Denver, Colorado 80237

Please mark your vote as indicated in this example ☒

1.             The election of each of James A. Cardwell, Robert P. Kogod and James H. Polk, III as a Class I Trustee to serve until the annual meeting of shareholders in 2005 and until their successors are duly elected and qualify.

FOR ALL NOMINEES	WITHHELD FROM ALL NOMINEES

☐	☐
☐ FOR, except vote withheld from the following nominee(s):
2. To vote and otherwise represent the shares on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.
MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐
Please sign exactly as name appears hereon
and date. If the shares are held jointly, each
holder should sign. When signing as attorney,
executor, administrator, trustee or guardian,
or as an officer signing for a corporation,
please give your full title under signature.

Signature

Signature, if held jointly

Date: , 2002

FOLD AND DETACH HERE

Give a proxy by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet
http://www.proxyvoting.com/asn

Use the Internet to vote your proxy. Have your proxy card in hand when you access the website. You will be prompted to enter your control number, located in the box below, to create and submit an electronic ballot.

OR

Telephone
1-800-840-1208

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call. You will be prompted to enter your control number, located in the box below, and then follow the directions given.

OR

Mail

Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement on the Internet at:
http://www.archstonesmith.com